Exhibit 99.1

Chelsea Therapeutics Announces Phase III Protocols for Droxidopa

Registration Trials to Begin in Fourth Quarter 2007

CHARLOTTE, N.C., Sept. 24, 2007 - Following a successful meeting with the FDA, Chelsea Therapeutics International, Ltd. (NasdaqCM:CHTP) announced its planned clinical protocol for its Phase III trials of Droxidopa in Neurogenic Orthostatic Hypotension (NOH) and intends to initiate patient dosing during the fourth quarter of 2007.

In late August, Chelsea met with the FDA to discuss the size and design of its pivotal Phase III program in NOH. In consultation with the agency, Chelsea has opted to conduct two pivotal-proof-of-efficacy trials evaluating a combined total of up to 236 patients, thereby reducing the required p-value of each to study to less than 0.05. Furthermore, to ensure the trials are adequately powered while seeking to limit the required number of patients in the program, Chelsea, at its discretion, may conduct an interim analysis.

Both pivotal efficacy trials (Studies 301 and 302) share several key components that should provide significant benefits to the program. For each trial, Chelsea intends to utilize an enrichment design where all potential participants are initially screened to demonstrate a symptomatic improvement with Droxidopa prior to randomization to either placebo or active treatment. The primary endpoint for each trial will be a statistically significant improvement in symptomatic benefit between active and placebo as defined by Item 1 (assessment of dizziness) of the Orthostatic Hypotension Symptom Assessment scale (OHSA). The OHSA scale is a validated scale designed to rate symptoms occurring specifically as a result of low blood pressure and uses an 11-point scale (zero to 10), with more severe symptoms scoring higher. Additionally, given the nature and severity of the condition and the robust body of clinical data from outside of the U.S. supporting the safety, efficacy and first-dose effect of Droxidopa, both studies are planned to be less than 4-weeks in duration. Chelsea expects to activate approximately 30 U.S. sites and 20 European sites in each study to allow for broad participation from key opinion leaders while simultaneously expediting enrollment.

Patients from Study 302 will be eligible to enter a renewable three-month extension program (Study 303) to supplement existing safety data; therefore, Chelsea plans to initiate enrollment in this study first. Additionally, as Chelsea is also seeking to conduct its pivotal program in such a manner as to support a submission for marketing approval in both the United States and Europe, the company intends to withhold formal submission of its 301 protocol from its IND package until after its meeting with the EMEA in early October. Chelsea intends to file an investigational new drug application (IND) including protocol for study 302 shortly and initiate patient dosing in the fourth quarter of 2007. It is anticipated that both studies will be completed by year-end 2008 allowing for a new drug application (NDA) to be filed with the FDA early in 2009. Based on positive feedback received from the Agency, Chelsea is evaluating the possibility of submitting the protocol for study 301 for a Special Protocol Assessment (SPA).

Intended Protocol for Study 302:

*	118 patients

*	Prior to randomization, all patients titrated to effect with up to 600 mg t.i.d. of Droxidopa; patients not responding to treatment will be excluded from the trial

*	All patients demonstrating symptomatic improvement remain on their respective doses of active drug for 1 week

*	An equal number of patients (N=59) are then randomized to receive either active or placebo for 2 weeks

*	At the end of the two-week period, patients are evaluated for changes in symptomatic benefit relative to that recorded at randomization

*	All patients who complete the study are eligible to enroll in renewable three-month extension program (Study 303)

Intended Protocol for Study 301:

*	Up to 118 patients

*	Prior to randomization, all patients are titrated to effect with up to 600 mg t.i.d. of Droxidopa; patients not responding to treatment will be excluded from the trial

*	All patients then undergo a 7 day washout period

*	Following the washout period, patients are randomized in equal numbers to active or placebo treatment for one week

*	At the end of one-week treatment period, patients are evaluated for an improvement in symptomatic benefit relative to that recorded at randomization

“Our recent meeting with the FDA proved to be a highly productive and collaborative session in which we were able to discuss our options regarding the most effective methods for demonstrating the efficacy, safety and overall therapeutic benefit of Droxidopa in our registration trials for NOH,” said Dr. Simon Pedder, President and CEO of Chelsea Therapeutics. “The ongoing dialogue and support from the Agency has proved to be an enormous benefit to the program and we believe our Phase III program is well designed to demonstrate the safety and efficacy required for approval.”

About Droxidopa and Symptomatic Neurogenic Orthostatic Hypotension (NOH)

Symptomatic NOH is a neurogenic disorder resulting from a deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart. This deficiency results in decreased blood pressure when a person assumes a standing position and is characterized by lightheadedness, dizziness, blurred vision and syncope. Droxidopa, an orally active synthetic precursor of norepinephrine, increases the supply of norepinephrine available for delivery to its receptors to improve orthostatic blood pressure and alleviate symptoms of orthostatic hypotension.

Chelsea estimates that nearly 300,000 patients suffer from chronic symptomatic NOH in the U.S. and EU combined. In addition to creating significant health care costs, symptomatic NOH has a dramatic impact on the quality of patient life. Midodrine, currently the only FDA approved treatment for orthostatic hypotension, not only fails to treat the underlying cause of symptomatic NOH but is limited in its use by a pronounced side-effect profile and black box warning for supine hypertension. Given the chronic nature of symptomatic NOH and the proven safety and tolerability of Droxidopa, Chelsea expects that daily oral treatment with Droxidopa should provide a significant improvement in the long-term treatment of symptomatic NOH.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson’s Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients. Droxidopa has historically generated annual revenues of approximately $50 million in Japan.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea is pursing an Orphan Drug strategy for the development of Droxidopa, an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy data, generating annual revenue of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Contact:

Chelsea Therapeutics

Nick Riehle

Chief Financial Officer

704-341-1516 x101

Kathryn McNeil

Investor/Media Relations

718-788-2856